EXHIBIT A



            ELLISBURG-LEIDY NORTHEAST HUB COMPANY
                       INCOME STATEMENT
                         (UNAUDITED)



                    Three Months Ended      Twelve Months Ended
                    December 31, 1995        December 31, 1995
                    ------------------      -------------------
REVENUES
   Gas Sales              $5,983,703            $22,667,455
   Wheeling Fees              77,299                156,734
   Parking Fees                4,405                 20,263
   Other                     (46,040)               449,007
                          ----------            -----------

Total Revenues             6,019,367             23,293,459
                          ----------            -----------


COST OF SALES
   Gas Purchases           5,786,310             22,274,610
   Parking                     2,858                 18,956
   Transportation Cost        29,560                 44,489
   Wheeling                   59,167                 81,454
   Other                     (72,846)               420,151
                          ----------            -----------

Total Cost Of Sales        5,805,049             22,839,660
                          ----------            -----------


Gross Margin                 214,318                453,799


Other Income                       -                    710


General & Administrative
Allocation                   (19,501)              (189,326)
                          ----------            -----------

Net Income                $  194,817            $   265,183
                          ==========            ===========